As Filed with the Commission on January 8, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 4, 2021

ABCO ENERGY, INC.

 (Name of registrant as specified in its Charter)

NEVADA	000-55235	20-1914514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2505 Alvernon Way, Tucson, AZ	85712
(Address of principal executive offices)	(Zip Code)

(520) 777-0511

(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec 240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 3.03 Material Modification to Rights of Security Holders.

On December 1, 2020, the Board of Directors of ABCO Energy, Inc., a Nevada corporation (the “Company”) approved a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-171 (the “Reverse Stock Split”).

On January 7, 2021, the Company issued a press release announcing the Reverse Stock Split.  A copy of the press release is filed herewith as Exhibit 99.1.

Reason for the Reverse Stock Split.

The Reverse Stock Split is being effected in accordance with the Company’s obligation to effect a reverse stock split of the Common Stock to increase the market price of the Company’s to make the common stock more attractive to a broader range of institutional and other investors.

Effects of the Reverse Stock Split.

As a result of the Reverse Split becoming effective on January 4, 2021, the number outstanding, shares on that date, 2,687,999,095, was reduced to 15,811,760. In addition, the authorized shares of Common Stock of the Company was reduced from 5,000,000,000 shares currently authorized to 29,411,765 shares of common stock after the Reverse Stock Split. See “Capitalization” below.

Effective Date; Symbol; CUSIP Number.  The Reverse Stock Split became effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on January 4, 2021 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.  On the Effective Date, the Company’s trading symbol changed to “ABCED” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ABCE”.  In connection with the Reverse Stock Split, the Company’s CUSIP number was change to 00287V4023.

Split Adjustment; No Fractional Shares.  On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 171.

No fractional shares will be issued, and no cash or other consideration will be paid.  Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Non-Certificated Shares; Certificated Shares.  Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below.  The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder.

VStock Transfer

18 Lafayette Place

Woodmere, New York 11598

Phone:  (212) 828-8436

Facsimile: (646) 536-3179

No Stockholder Approval Required.

Under Nevada law, the reverse stock split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207. No stockholder approval is required. NRS Section 78.207 provides that the Company may effect the reverse stock split without stockholder approval if (x) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the reverse stock split (y) the reverse stock split does not adversely affect any other class of stock of the Company and (z) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. As described herein, the Company has complied with these requirements. Because the authorized number of shares has been reduced to 29,411,765, the Company intends to amend its Articles of Incorporation to increase the authorized number of shares at least 1,000,000,000 shares. This is anticipated to happen within 90 days of the Effective Date.

Capitalization.  As a result of the Reverse Stock Split, the Company is currently authorized to issue 29,411,765 shares of Common Stock as a result of the filing of the Certificate of Change with Nevada. Prior to the Effective Date, January 4, 2021, there were 2,687,999,095 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there are now 29,411,765 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares).  The Reverse Stock Split will not have any effect on the stated par value of the Common Stock.

The Reverse Stock Split does not affect the Company’s authorized preferred stock.  There are 100,000,000 authorized shares of the Company’s preferred stock.  After the Reverse Stock Split, the Company’s issued preferred stock outstanding of 30,000,000 remained unchanged.

Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares.  The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information required by this Item 5.03 is set forth in Items 3.03 above, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release of ABCO Energy, Inc. dated January 7, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has dully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABCO ENERGY, INC. (Registrant)

Date: January 8, 2021	By:	/s/ David Shorey
David Shorey
Acting President